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                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 18, 2002, relating to the financial statements and financial highlights which appear in the August 31, 2002 Annual Report to Shareholders of JPMorgan International Equity Portfolio, JPMorgan Capital Growth Portfolio, JPMorgan Growth and Income Portfolio, JPMorgan Asset Allocation Portfolio, JPMorgan U.S. Government Income Portfolio, and JPMorgan Money Market Portfolio (separate portfolios constituting Mutual Fund Variable Annuity Trust), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.

PricewaterhouseCoopers LLP
New York, New York
December 20, 2002